EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Citizens, Inc.

We consent to the incorporation by reference in registration statements (No. 333-58698 and 333-118134) on Form S-3 of Citizens, Inc. of our reports dated March 30, 2005, with respect to the consolidated statements of financial position of Citizens, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Citizens, Inc.

Our report dated March 30, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2004, the Company had inadequate and ineffective oversight and review of the Company’s financial reporting process.

/s/KPMG LLP

Dallas, Texas
March 30, 2005

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